Exhibit 16.1

April 11, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of XCF Global Capital, Inc. Form 8-K dated April 11, 2025, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.